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                               PURCHASE AGREEMENT

     Schwab Capital Trust, a Massachusetts business trust (the "Trust"), and Charles Schwab & Co., Inc., a California corporation ("Schwab"), hereby agree as of March 28, 2007, as follows:

     1. The Trust hereby offers and Schwab hereby purchases 1 unit of beneficial interest of Investor Shares, 2 units of beneficial interest of Select Shares and 3 units of beneficial interest of Institutional Shares of each of Series EE of the Schwab Fundamental US Large Company Fund, Series FF of the Schwab Fundamental US Small-Mid Company Fund, and Series GG of the Schwab Fundamental International Large Company Fund of the Trust (hereafter known as the "Funds" and such units of beneficial interests being hereafter collectively known as the "Shares"), at a price of $10.00 per Share. Schwab hereby acknowledges purchase of the Shares, and the Trust hereby acknowledges receipt from Schwab of funds in the amount of $180 for such series of the Trust in full payment for the Shares. It is further agreed that no certificate for the Shares will be issued by the Trust.

     2. Schwab represents and warrants to the Trust that the Shares are being acquired for investment purposes and not with a view to the distribution thereof.

     3. The names "Schwab Capital Trust" and "Trustees of Schwab Capital Trust" refer, respectively to the Trust created and the Trustees as Trustees but not individually or personally, acting from time to time under an Agreement and Declaration of Trust dated as of May 6, 1993, to which reference is hereby made and a copy of which is on file at the Office of the Secretary of State of the Commonwealth of Massachusetts and elsewhere as required by law, and to any and all amendments thereto so filed or hereafter filed. The obligations of "Schwab Capital Trust" entered into in the name or on behalf thereof by any of the Trustees, representatives or agents are not made individually, but only in such capacities, and are not binding upon any of the Trustees, Shareholders or representatives of the Trust personally, but bind only the assets of the Trust, and all persons dealing with any series of Shares of the Trust must look solely to the assets for the Trust belonging to such series for the enforcement of any claims against the Trust.

     4. That the Fund hereby elects to be governed by the provisions set forth in Section 8 of Article IX of the Trust's Declaration of Trust, dated May 6, 1993, as amended on May 24, 2005.

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     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed day and year first written above.

Attest:                                     SCHWAB CAPITAL TRUST


/s/ Christopher Webb                        By: /s/ Jeffrey Mortimer
---------------------------                     -------------------------
Christopher Webb                                    Jeffrey Mortimer
                                                    Senior Vice President and
                                                    Chief Investment Officer

Attest:                                     CHARLES SCHWAB & CO., INC.


/s/ Christopher Webb                        By: /s/ Fred Potts
---------------------------                     -------------------------
Christopher Webb                                    Fred Potts
                                                    Senior Vice President
                                                    Mutual Fund Client Services